
Shoshone Claim group
Bullion Mine
Lookout Pass
Runt Mountain
St Regis Pass
SHOSHONE CO
MINERAL CO
MONTANA
IDAHO
LOLO NATI
Lower Stevens Lake
Upper Stevens Lake
Upper St Regis Lake
St Regis Lake
Copper Lake
Wonderful Peak
Wonderful Mine
Magnetic Declination
16° E
SCALE 1:34285
0 1 MILES
0 1000 2000 YARDS
0 1 2 KILOMETERS

Name: LOOKOUT PASS
Date: 11/4/2007
Scale: 1 inch equals 2857 feet

Location: 11 0595966 E 5253846 N NAD 83
Caption: Shoshone and Bullion Mine Claims